Exhibit 99.1

919 Eighteenth Street, N.W.
Suite 600
Washington, D.C. 20006-5503
202-736-3600
November 16, 2009
Deborah M. Autor, Esq.
Director
Office of Compliance (HFD-300)
Center for Drug Evaluation and Research
Food and Drug Administration
10903 New Hampshire Avenue
W051-5270
Silver Spring, MD 20993
Re: Matrixx Initiatives, Inc.
Response to Warning Letter Dated June 16, 2009
Dear Ms. Autor:
     This cover letter and the attached letter provide the response of our client, Matrixx Initiatives, Inc. (“Matrixx”), to the June 16, 2009 Warning Letter. The attached letter is the same letter previously provided on July 22, 2009 in draft form. This cover letter expands upon the response, providing additional thoughts based on our contacts with FDA since the Warning Letter issued.
     When FDA agreed in July to review its previous decisions to tell consumers to stop use of the Zicam® cold remedy nasal products and to issue a Warning Letter ordering Matrixx to stop sale of those Zicam products, Matrixx was relieved and grateful, believing that, as Commissioner Hamburg had recently promised, FDA would henceforth be both quick to act and quick to correct its mistakes. Our discussions since then suggest to us that FDA’s real purpose was not to review its decisions in an open-minded fashion, but rather merely to shore up and to create a post hoc rationalization for its position.
     Based on our discussion with Dr. Throckmorton on October 14, 2009, we understand that CDER conducted some sort of further analysis of the complaints to FDA and/or to Matrixx but that the agency continues to adhere to its original decision. Because it appeared to Matrixx that the agency’s most recent analysis was also likely to be flawed, it requested the information underlying the analysis.
     FDA has, however, declined to provide any details of its analysis; it has not told (in fact declined to tell) Matrixx what data it used, what analysis or analyses it used, and whether any of

Deborah M. Autor, Esq.
November 16, 2009

the issues and points Matrixx raised in its draft response had been considered, much less accepted or rejected. Matrixx is, therefore, unable to engage in any meaningful discussion of FDA’s conclusions or the basis for them. To do so, Matrixx would need an opportunity to review the data relied upon, the methodology used, the statistical measures employed, and other details. As FDA is well aware, the outcome of any review of data is only as good as the data that go into it and the design of the study that produces it. Matrixx is mystified as to why FDA will not share its analysis. One would expect that FDA would, consistent with general scientific principles, be willing to share its analysis and discuss its methodology and assumptions, if only to assure itself that no mistake has been made. In addition, fundamental fairness dictates that, when a federal agency unilaterally destroys the market for a product, at the very least it owes the affected company a clear explication of its rationale and the basis for it, and a meaningful opportunity to comment on both the rationale and the basis for it.
     FDA has also never explained why it took the actions that it did on June 16 without any discussion with Matrixx. FDA had known since at least 2005 that the Zicam products were the subject of multiple anosmia complaints. In fact, Matrixx believes that FDA not only knew about the complaints, but evaluated them in 2004 -2005 in a series of health hazard evaluations, which it has also refused to share.  FDA took no action then. It is hard to imagine that a situation known to FDA since 2005 became so urgent in 2009 that FDA was forced to take action without first giving Matrixx the opportunity to help the agency understand the totality of the facts and available scientific evidence.
     In sum, Matrixx knows no more today, November 16, about why FDA did what it did on June 16 than it did then, and has had no meaningful opportunity to discuss FDA’s rationale and basis for it, much less to disagree with or rebut FDA’s conclusions. And Matrixx knows no more today than it did on October 14 about why FDA decided to adhere to its June 16 actions, and has had no opportunity to discuss FDA’s rationale and basis for it, much less to disagree with or rebut FDA’s conclusions.
     In an effort to obtain the information Matrixx needs to more fully evaluate and respond to FDA’s analysis and to inject an element of fairness into the process, counsel for Matrixx has filed several freedom of information requests for the health hazard evaluations, information about why FDA did what it did on June 16, and information about why FDA in October adhered to its June 16 actions. In light of the severe harm FDA has already inflicted on the company without notice or explanation, we ask that these requests be given the immediate response they deserve.

Deborah M. Autor, Esq.
November 16, 2009

     In the meantime, Matrixx requests that CDER take the three actions listed on page 2 of the attached letter.

Sincerely,

Of Counsel:		Nancy L. Buc
Carmen M. Shepard
Samuel C. Cowley		Counsel to Matrixx Initiatives, Inc.
Executive Vice President
& General Counsel
Matrixx Initiatives, Inc.

cc:	Michael M. Landa, Esq.
Acting Chief Counsel

Michael M. Levy, Jr., Esq.
Elizabeth P. Miller, Pharm.D.
Elisabeth J. Walther, Pharm.D., J.D.
Office of Compliance, CDER

919 Eighteenth Street, N.W.
Suite 600
Washington, D.C. 20006-5503
202-736-3600
November 16, 2009
Deborah M. Autor, Esq.
Director
Office of Compliance (HFD-300)
Center for Drug Evaluation and Research
Food and Drug Administration
10903 New Hampshire Avenue
WO51-5270
Silver Spring, MD 20993
Dear Ms. Autor:
     Your June 16 Warning Letter alleges that Matrixx Initiatives, Inc.’s Zicam Cold Remedy Nasal Gel and Zicam Cold Remedy Gel Swabs are unsafe and therefore misbranded and outside the ambit of the Compliance Policy Guide allowing marketing of homeopathic drugs.
     Because there is no valid scientific evidence that these Zicam products1 are unsafe (to the contrary, there is valid scientific evidence which shows that they are not unsafe), our client, Matrixx, requests that you:

1.	FDA’s materials mentioned three Zicam intranasal products, Zicam Cold Remedy Nasal Gel, Zicam Cold Remedy Gel Swabs, and Zicam Cold Remedy Swabs, Kid Size. The children’s product has not been marketed for 3 years, and Matrixx does not intend to return it to the market. In this letter, “Zicam Cold Remedy Nasal Products” is used to refer to the adult products.

Deborah M. Autor, Esq.
November 16, 2009

1.	withdraw the Warning Letter and related materials[2] issued contemporaneously with it;

2.	close this matter without further action of any kind against Matrixx or the Cold Remedy Nasal Products; and

3.	issue a press release or other public acknowledgement that FDA has withdrawn the Warning Letter and related materials.
     In the Warning Letter, the related materials, and during a press conference,3 the FDA warned consumers to stop using and discard Zicam Cold Remedy Nasal Products because they cause anosmia, the loss of the sense of smell. Although some of the FDA materials were crafted to be less alarming (at least to those who know that association is not proof of causality and that a “signal” of risk does not prove that there is a risk), most of the FDA materials, including the language used at the FDA press conference, stated or implied that the Zicam Cold Remedy Nasal Products cause anosmia and that FDA was relying on good science proving that they do. But the “science” on which FDA is apparently relying has been repudiated by every Federal court to

2.	6/16/2009 Warning Letter Regarding Zicam, available at http://www.fda.gov/ICECI/EnforcementActions/WarningLetters/ucm166909.htm (last accessed 7/18/2009); FDA News Release, FDA Advises Consumers Not To Use Certain Zicam Cold Remedies: Intranasal Zinc Product Linked to Loss of Sense of Smell, available at http://www.fda.gov/NewsEvents/Newsroom/PressAnnouncements/ucm167065.htm (last accessed 7/18/2009); Zicam Fact Sheet, available at http://www.fda.gov/Drugs/DrugSafety/PostmarketDrugSafetyInformationforPatientsandProviders/ucm166927.htm (last accessed 7/18/2009); Public Health Advisory: Loss of Sense of Smell with Intranasal Cold Remedies Containing Zinc, available at http://www.fda.gov/Drugs/DrugSafety/PublicHealthAdvisories/ucm166059.htm (last accessed 7/18/2009); Consumer Updates: Warnings on three Zicam intranasal Zinc Products, available at http://www.fda.gov/ForConsumers/ConsumerUpdates/ucm166931.htm (last accessed 7/18/2009).

3.	Transcript for FDA Media Briefing on FDA’s Advice to Consumers Not to Use Certain Zicam Cold Remedies (June 16, 2009), available at http://www.fda.gov/downloads/NewsEvents/Newsroom/MediaTranscripts/UCM168484.pdf.

Deborah M. Autor, Esq.
November 16, 2009

which the issue has been presented because it lacks the reliability and relevancy that expert scientific evidence must have to be admissible into evidence, because the underlying reasoning and methodology are not scientifically valid and do not apply to Zicam Cold Remedy Nasal Products, and because it is speculative and unreliable.4
     This letter first provides background on the Zicam Cold Remedy Nasal Products, the sense of smell, and causes of the loss of smell, and then summarizes the reasons why the Federal courts have uniformly rejected as unreliable the purported scientific evidence that Zicam Cold Remedy Nasal Products cause anosmia.
The Zicam Cold Remedy Nasal Products
     Zicam Cold Remedy Nasal Gel (sometimes referred to in this letter as the spray or the pump) and Zicam Cold Remedy Gel Swabs are homeopathic cold remedies which have been marketed in the United States for 10 and 7 years, respectively. The active ingredient in each product is zincum gluconium 2X (also called zinc gluconate). For the pump, the directions are:
Place tip of nozzle just past nasal opening (approximately 1/8”). While inside nasal opening, slightly angle nozzle outward. Pump once . . .

4.	Hans v. Matrixx Initiatives, Inc., 2006 U.S. Dist. LEXIS 96779 (W.D. Ky. Sept. 29, 2006); Sutherland v. Matrixx Initiatives, Inc., 2006 U.S. Dist. LEXIS 96652 (N.D. Ala. Nov. 7, 2006); Benkwith v. Matrixx Initiatives, Inc., 467 F. Supp. 2d 1316 (M.D. Ala. 2006); O’Hanlon v. Matrixx Initiatives, Inc., 2007 U.S. Dist. LEXIS 65655 (C.D. Cal. Jan. 3, 2007); Hilton v. Matrixx Initiatives, Inc., 2007 U.S. Dist. LEXIS 73264 (N.D. Tex. Feb. 20, 2007); Salden v. Matrixx Initiatives, Inc., 2007 U.S. Dist. LEXIS 18552 (E.D. Mich. Mar. 16, 2007); Wyatt v. Matrixx Initiatives, Inc., 2007 U.S. Dist. LEXIS 67986 (N.D. Ala. March. 30, 2007); Lusch v. Matrixx Initiatives, Inc., 2007 U.S. Dist. LEXIS 72068 (Dist. Ore. Sept. 25, 2007); Evans v. Matrixx Initiatives, Inc., No. 3:07-CV-357-J-34JRK, Docket Entry No. 170 (M.D. Fla. Feb. 18, 2009) (order excluding expert testimony and granting summary judgment in favor of Matrixx); Rose v. Matrixx Initiatives, Inc., 2008 U.S. Dist. LEXIS 108270 (W.D. Tenn. Mar. 31, 2009).

Deborah M. Autor, Esq.
November 16, 2009

For the swab, the directions are:
Apply medicine just inside first nostril. Remove swab and press lightly on the outside of first nostril for about 5 seconds.
The Zicam Cold Remedy Nasal Products reduce the duration and severity of cold symptoms, as shown in three controlled clinical trials.5
The Sense of Smell
     The sense of smell involves the passage of odor-stimulating molecules (“odorants”) through the nasal cavity, where they interact with olfactory cells in the olfactory neuroepithelium (sometimes called the “olfactory epithelium”). Messages are then sent via the olfactory nerves . . . to the olfactory bulb in the brain, located just above the nose . . .6.

5.	M. Hirt et al., Zinc Nasal Gel for the Treatment of Common Cold Symptoms: A Double-Blind, Placebo-Controlled Trial, Ear Nose Throat J. 2000 Oct;79(10):778-80, 782; S.B. Mossad, Effect of Zincum Gluconicum Nasal Gel on the Duration and Symptom Severity of the Common Cold in Otherwise Healthy Adults, QJM. 2003 Jan;96(1):35-43; C.B. Hensley et al., The Effect of Direct Application of Ionic Zinc Nasal Gel on the Duration of the Common Cold (1999) (summarized in Matrixx Initiative, Inc./Zicam, LLC: Zicam Cold Remedy Nasal Gel, National Advertising Division (“NAD”) Case No. 4286, 2-3 (Feb. 22, 2005)).

Relying on these studies, the NAD determined that claims that Zicam Cold Remedy Nasal Gel and Cold Remedy Nasal Swabs:
“resolves colds 3X faster when taken at the first sign of a cold and that using the product[s] results in a less severe cold were supported and the promise that these benefits are clinically proven was substantiated by competent and reliable scientific evidence.” Matrixx Initiatives, Inc./Zicam, LLC, at 9.

6.	N.M. Mann, Management of Smell and Taste Problems, Cleve Clin J Med. 2002 Apr;69(4):329-36, 330-31, citing E.E. Morrison et al., Morphology of the Human Olfactory Epithelium, J Comp Neurol. 1990 Jul;297(1):1-13.

Deborah M. Autor, Esq.
November 16, 2009

     The nasal cavity through which odorant molecules must pass to reach the olfactory neuroepithelium is convoluted and complex. The distance from the opening of a nostril to the olfactory neuroepithelium is about 7 centimeters, placing the olfactory neuroepithelium at eye level. The pathway through the nasal cavity is obstructed by a narrow opening known as the nasal valve. Just past the nasal valve, the airway bends through approximately 90o and then reaches three bony structures, the turbinates (superior, middle, and inferior).7 These features present physical obstacles to the passage of a substance from the nostril to the olfactory epithelium, and require a substance to navigate twists and turns in the path from the nostril to the olfactory epithelium. They create an obstacle course that can be run only with difficulty. The nasal cavity is also rich in mucous, which traps particles entering the nasal cavity, and in cilia, which function to direct mucous with its trapped particles away from the olfactory neuroepithelium and toward the nasopharnynx (throat), where they are swallowed.8
Causes of Loss of Smell
     Persistent anosmia (loss of sense of smell) and hyposmia (diminished sense of smell) can result from a number of causes, including mechanical obstruction of the nasal cavity and damage to the olfactory neuroepithelium, the olfactory bulb, or the nerves between them. Among the

7.	S.P. Newman, G.P. Pitcairn, and R.N. Dalby, Drug Delivery to the Nasal Cavity: In Vitro and In Vivo Assessment, Crit Rev Ther Drug Carrier Syst. 2004;21(1):21-66. See also Salden, at *9 (“The olfactory epithelium is a relatively small patch of sensory cells situated high in the rear of the nose and protected by the complex anatomical architecture of three turbinates whose function is to filter out particles in the airway.”)

8.	N. Mygind and R. Dahl, Anatomy, Physiology and Function of the Nasal Cavities in Health and Disease, Adv Drug Deliv Rev. 1998 Jan 5;29(1-2):3-12.

Deborah M. Autor, Esq.
November 16, 2009

common causes of damage to the olfactory neuroepithelium and neural pathways to the brain are viral infections, including the common cold, and rhinosinusitis. Aging frequently results in diminution or loss of the sense of smell.9 Often, anosmia and hyposmia are caused by or associated with diseases such as diabetes, hypothyroidism, adrenal insufficiency, parkinsonism, Alzheimer’s disease, gastric esophageal reflux disease, multiple sclerosis, depression, and schizophrenia. In addition, drugs in many therapeutic categories, including antihistamines and cold medications, lipid-lowering drugs, antihypertensives and cardiac medications, and antidepressants and anticonvulsants have been associated with loss of smell.10
FDA’s Sources
     FDA has not provided Matrixx with an expert report or any other detailed basis for its allegation that Zicam Cold Remedy Nasal Products cause anosmia.11 FDA has merely asserted that it has “evidence in the published scientific literature that various salts of zinc can damage olfactory function in animals and humans,” and that “FDA’s concerns . . . are heightened by

9.	According to the National Institute on Aging, nearly 25% of Americans 55 years or older have a smell problem. National Institute on Aging, Problems with Smell, available at http://nihseniorhealth.gov/problemswithsmell/aboutproblemswithsmell/01.html (last accessed July 16, 2009). Thirty percent of older Americans between the ages of 70 and 80 have a problem with their sense of smell. Nearly two out of three people over 80 have a problem with their sense of smell. Id. A person’s sense of smell generally declines when he or she is over 60. Id.

10.	See generally, N.M. Mann, Management of Smell and Taste Problems.

11.	Although FDA asked Matrixx to recall the Zicam Cold Remedy Nasal Products and Matrixx did so in order to cooperate with FDA, FDA has not, despite repeated requests, provided Matrixx with a copy of the health hazard evaluation that the agency’s regulations say it “will conduct” when considering a product for recall. 21 C.F.R. §§ 7.41, 7.42.

Deborah M. Autor, Esq.
November 16, 2009

published scientific literature that provides evidence supporting the connection between intranasal zinc and anosmia.”12 Judging from statements in the FDA Materials, that “evidence” is consistent with, and appears to be based on, the views of and published articles by Dr. Bruce W. Jafek13 and Dr. Terence M. Davidson14 and articles they reference from the 1930s on application of zinc sulfate to the olfactory epithelium to prevent or treat polio.15 These are the very materials which Jafek, Davidson, and other purported experts hired to support plaintiffs in litigation against Matrixx relied on as the basis of their expert reports and proposed expert testimony to show that Zicam Cold Remedy Nasal Products cause anosmia, the very expert reports and proposed testimony which have been rejected (because scientifically invalid) by every Federal court to which they have been presented.16

12.	6/16/2009 Warning Letter Regarding Zicam; Zicam Fact Sheet.

13.	B.W. Jafek et al., Anosmia After Intranasal Zinc Gluconate Use, Am J Rhinol. 2004 May-Jun;18(3):137-41.

14.	T.H. Alexander and T.M. Davidson, Intranasal Zinc and Anosmia: The Zinc-Induced Anosmia Syndrome, Laryngoscope. 2006 Feb;116(2):217-20.

15.	R.E. Ashley, Chemoprophylaxis against impending poliomyelitis, Arch Otol. 1939;29:104-114; A.A. Hayden, Zinc Sulfate Intranasal Spray Technic in Poliomyelitis Prevention, Med Clin North Am. 1938 Jan;22:107-109; M.M. Peet et al., The Chemical Prophylaxis for Poliomyelitis: The Technic of Applying Zinc Sulfate Intranasally, JAMA. 1937 June;108:2184-2187; L. Shahinian et al., Chemoprohlyaxis in Poliomyelitis: The Technic of Applying Chemical Agents to the Olfactory Mucosa, JAMA. 1938 Apr;110:1254-1257; E.W. Schultz et al., Studies on Chemical Prophylaxis of Experimental Poliomyelitis, J Infect Dis. 1942;70:7-50; E.W. Schultz et al., Correspondence: The Use of Zinc Sulfate Solution for the Prevention of Poliomyelitis in Man, JAMA. 1938 June;110:2024; E.W. Schultz, Future of Chemoprophylaxis as a Measure for the Practical Control of Poliomyelitis, J Ped. 1938 Mar;13:38-59; F.F. Tisdall et al., Zinc-Sulphate Nasal Spray in Prophylaxis of Poliomyelitis, Can Pub Health J. 1937 Nov;28(11):523-543.

16.	Supra, note 5 and infra note 21.

Deborah M. Autor, Esq.
November 16, 2009

     FDA could and should have known that the materials on which it is apparently relying have been repudiated. The 10 judicial opinions were published and/or available on-line. Matrixx memoranda in support of motions to exclude the expert testimony of, e.g., Drs. Jafek and Davidson, and plaintiffs oppositions were listed in docket sheets and available on-line or from court clerks. These memoranda, in turn, like many of the court cases, refer to published scientific literature and also discuss unpublished literature. Representative Federal court decisions and representative Matrixx memorandums are and have been available for several months on the website zicamlawsuits.com.
     If nothing else, FDA should have found the human17 and animal studies18 in the scientific literature that undermine or contradict Jafek’s and Davidson’s assumptions that Zicam causes anosmia, and have read the polio studies themselves and recognized that they are not supportive of Drs. Jafek’s and Davidson’s hypotheses.
     The several reasons why the Federal courts have unanimously concluded that there is insufficient reliable and valid scientific evidence to prove that Zicam Cold Remedy Nasal Products cause anosmia are discussed in the next section.

17.	J. Herranz Gonzalez et al., Topical Liquid Nasal Gel, Its Anatomical Distribution and Transport, Acta Otorrinolaringol Esp. 2006 Mar;57(3):130-33 (an English abstract and a web link to an English translation of this article are available on PubMed (http://www.ncbi.nlm.nih.gov/pubmed/)); M. Hirt et al., supra, note 6; S.B. Mossad, supra, note 6.

18.	B. Slotnick et al., Olfaction and Olfactory Epithelium in Mice Treated with Zinc Gluconate, Laryngoscope. 2007 Apr;117(4):743-9. An abstract and a web link to this article are available on PubMed (http://www.ncbi.nlm.nih.gov/pubmed/).

Deborah M. Autor, Esq.
November 16, 2009

Federal Court Standards for Assessing Scientific Evidence
     Rule 702 of the Federal Rules of Evidence governs the admissibility into evidence of expert scientific reports and testimony. It provides that expert scientific testimony is admissible to assist the trier of fact (judge or jury) only if:
(1) the testimony is based upon sufficient facts or data, (2) the testimony is the product of reliable principles and methods, and (3) the witness has applied the principles and methods reliably to the facts of the case.
     The Supreme Court has held that in deciding whether expert testimony or an expert report is admissible, the court must act as a gatekeeper, screening the testimony for its scientific reliability and relevancy. The court is also charged with determining whether the expert’s reasoning or methodology underlying the testimony or report is scientifically valid, and whether it can properly be applied to the facts at issue in the case.19

19.	Daubert v. Merrell Dow Pharmaceuticals, Inc., 509 U.S. 579 (1993).

Deborah M. Autor, Esq.
November 16, 2009

     The Jafek/Davidson/polio “science” has failed the Daubert/Rule 702 tests 10 times.20

20.	Benkwith, at 1332 (Dr. Jafek’s “opinion in this case is not sufficiently relevant or reliable”); Rose, at *2 (Dr. “Davidson’s testimony [was] unreliable and unhelpful to Plaintiff’s burden of proving . . . causation.”); Wyatt, at *9, *13-15 (“Dr. Jafek’s opinions [regarding whether Zicam reaches the human olfactory epithelium] do not meet the Daubert standard” and his testimony regarding zinc gluconate toxicity was similarly problematic); Lusch, at *9-10 (“Dr. Jafek’s causation opinion is inadmissible because there is no reasonable scientific evidence that Zicam actually reaches the olfactory epithelium . . . [or] that Zicam is toxic to the olfactory tissue.”); Salden, at *12 (“Dr. Hirsch’s conclusion that Zicam can cause loss of smell when used as directed is not supported by any testing and is contradicted by research performed by others . . . [T]he opinion proffered by Dr. Hirsch is not supported by ‘scientific knowledge’ within the intent and purpose of FRE 702, as applied in Daubert . . .”); Hilton, at *7 (Dr. “Jafek’s conclusion that Zicam can reach the olfactory neuroepithelium is unreliable and therefore inadmissible.”); O’Hanlon, *13 (Dr. Jafek’s, Davidson’s, and Schrauzer’s “general and specific causation testimony is not reliable”); Hans, at *12-22 (Dr. Jafek’s opinions that use of Zicam (1) “involves the delivery of zinc to the olfactory epithelium”; (2) “can cause loss of sense of smell”; (3) “can deposit zinc ions in the olfactory epithelium,” (4) “is toxic to human olfactory epithelium”; (5) “cause[d] [Plaintiff’s] permanent anosmia”; and (6) his opinions “concerning the analogy between zinc sulfate and zinc gluconate” are all “unreliable and therefore inadmissible under Fed. R. Evid. 702.”); Sutherland, at *41 (“Dr. Jafek’s testimony is methodologically unsound and must be excluded.”); Evans, at 20-21 (The causation opinions of Drs. Loper and Carreno lack reliable factual and methodological foundations.)
     Two California state courts have allowed the testimony of Dr. Davidson and one has allowed the testimony of Dr. Jafek. Bruno v. Matrixx Initiatives, Inc., No. GIC 868821 (Trial Transcript, 30-31; Cal. App. Dep’t. Super. Ct. Mar. 25, 2008) (regarding Dr. Davidson); Nelson v. Matrixx Initiatives, Inc., No. YC 048136 (Notice of Ruling, 3-4; Cal. Super. Ct. May 13, 2005) (regarding Drs. Jafek and Davidson). In these cases, the courts declined to screen the expert testimony for reliable foundation, as is required in federal and most state courts. In the one California case to go to trial, Bruno v. Matrixx, the jury unanimously found the smell loss was not caused by Zicam Cold Remedy. Judgment on Jury Verdict (Apr. 10, 2008). The verdict for Zicam/Matrixx was affirmed on appeal. Bruno v. Matrixx Initiatives, Inc., 2009 Cal. App. Unpub. LEXIS 3174 (Cal. App. 4th Dist. Apr. 21, 2009). Another state court, in Florida, rejected Dr. Jafek’s testimony under more lenient Florida state law standards. Hood v. Matrixx, Initiatives, Inc., Case No. 04-006193 (Fla. Cir. Ct. Nov. 10, 2008) (order excluding expert report and testimony of Dr. Jafek).

Deborah M. Autor, Esq.
November 16, 2009

It has never been found reliable and admissible under this standard.21

Why the Federal Courts Rejected Proposed Expert Opinions and Expert Testimony Based on the Jafek/Davidson/Polio “Science” on the Issue of Whether Zicam Cold Remedy Nasal Products Cause Anosmia22
     A central question in a products liability case, as it should be in an FDA assessment of risk and will be in FDA’s burden of proof in a misbranding case alleging the absence of risk information, is whether the product in question causes the harm, in this case whether Zicam Cold Remedy Nasal Products cause anosmia. When, as is true for zinc gluconate, “there is no general consensus as to the harmful effect of the particular substance,”23 there must be a Daubert/Rule 702 analysis of whether the expert reports and testimony offered for admission into evidence are scientifically valid proof that the drug causes the harm asserted.24

21.	The Daubert/Rule 702 principles apply to government experts, e.g., United States v. Jumping Eagle, 515 F.3d 794, 800-01 (8th Cir. 2008); United States v. W.R. Grace, 504 F.3d 745, 700-61 (9th Cir. 2007); United States v. Turner, 287 Fed. Appx. 426, 433 (6th Cir. 2006), and will apply to FDA should it offer its “science” against the Zicam Cold Remedy Nasal Products in the Federal courts. In considering enforcement action, as threatened in the Warning Letter, therefore, FDA must recognize the distinct likelihood that the Federal courts will again reject this “science.” Also, in any case in which it must prove that the Zicam Cold Remedy Nasal Products cause anosmia, if FDA has no better evidence of causality than the plaintiffs in the 10 Federal cases, it will be unable to comply with Rule 11 of the Federal Rules of Civil Procedure with respect to the evidentiary support for its factual contentions.

22.	Although every Federal court held squarely against the scientific validity of Drs. Jafek’s and Davidson’s proposed expert reports and testimony as proof of causality, the opinions differ somewhat in their emphases and analyses. This letter discusses the most important issues, and cites cases pertaining to each issue.

23.	The court in Sutherland concluded the opposite – that “Zicam is not generally thought to cause smell loss.” Sutherland, at *17. See also Sutherland, at *16 (“There is no general consensus that Zicam, or zinc gluconate, is harmful or dangerous to the human smell tissue”); Evans, at 14 (“the toxicity of zinc gluconate is not, in fact, generally recognized”).

24.	E.g., Sutherland, at *11-12.

Deborah M. Autor, Esq.
November 16, 2009

     It is axiomatic to scientists that anecdotal evidence such as case reports, whether from the literature like Dr. Jafek’s and Dr. Davidson’s articles or from spontaneous complaints like those received by Matrixx or by FDA through MedWatch, do not prove causality.25 At most, they show that a drug is associated with an adverse event, and suggest (not prove) a possible linkage.26 Thus, case reports, including the Jafek and Davidson articles relied on by plaintiffs’ experts, do not themselves prove causality. As the Eleventh Circuit Court of Appeals put it in a leading case, “case reports raise questions; they do not answer them.”27

25.	“For any given [MedWatch] report, there is no certainty that a suspected drug caused the reaction. This is because physicians are encouraged to report suspected reactions; however, the event may have been related to the underlying disease being treated, or caused by some other drug being taken concurrently, or simply occurred by change at that time.” FDA-CDER Office of Post-Marketing Drug Risk Assessment Adverse Event Report System Explanatory Document: “README.DOC” File for Quarterly Data Extract from the Adverse Event Reporting System (“AERS”), CAVEATS (Rev. Jan. 9, 2009). “Causality is not a prerequisite for MEDWATCH reporting.” FDA-CDER MedWatch Continuing Education Article, The Clinical Impact of Adverse Event Reporting, 2 (Oct. 1996) (emphasis in original).

26.	FDA analyzes MedWatch reports with an “awareness of the limitations of the data.” FDA-CDER, The Clinical Impact of Adverse Event Reporting, at 7.

27.	McClain v. Metabolife, 401 F.3d 1233, 1254 (11th Cir. 2005).

Deborah M. Autor, Esq.
November 16, 2009

     An important factor that militates against causality is whether alternative explanations for the adverse event would better explain its occurrence.28 Anosmia has so many common causes that unless these common causes are ruled out, the picture is at best ambiguous, at worst useless. For example, as noted above, the common cold itself is one of the major causes of anosmia, and it is inevitable that some of the colds which produce anosmia will be treated with a popular cold remedy like Zicam. By the same token, so many drugs and so many underlying diseases can cause anosmia that it is essential to consider and if possible rule out these causes before concluding that Zicam must be the cause of anosmia.
     Dr. Jafek claimed to have ruled out causes other than Zicam for the anosmia in his case reports, but in fact he actually examined only one or two of the 10 subjects in his case report article.29 His failure to take proper account of other possible causes, especially the underlying cold virus that prompted the taking of Zicam, rendered his conclusions “too speculative and his

28.	FDA advises that in the process of assessing whether a case report suggests a causal relationship to an adverse event, the case report should be evaluated for the presence or absence of “alternative explanations for the event (e.g., no concomitant medications that could contribute to the event; no co- or pre-morbid medical conditions).” 70 Fed. Reg. 15866 (Mar. 29, 2005); FDA Guidance for Industry: Good Pharmcovigilance Practices and Pharmacoepidemiologic Assessment, 7 (Mar. 2005), available at http://www.fda.gov/downloads/RegulatoryInformation/Guidances/UCM126834.pdf. FDA recognizes that one of the most difficult situations to assess is one in which the “adverse event is, or could be, a consequence of the disease being treated.” 70 Fed. Reg. 8381 (Feb. 18, 2005); FDA Reviewer Guidance: Conducting a Clinical Safety Review of a New Product Application and Preparing a Report on the Review, 5 (Feb. 2005), available at http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/
Guidances/ucm072974.pdf.

29.	Wyatt, at *14; Sutherland, at *31.

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methodology too tenuous, to satisfy a Daubert analysis.”30 Dr. Davidson also failed “to adequately rule out other possible causes of . . . anosmia.”31
     In order to prove that a drug causes an adverse event, three elements must be shown:
1.	that the drug reaches the tissue it is alleged to harm;

2.	that the drug is toxic to the tissue; and

3.	that the amount of drug reaching the tissue and toxic to the tissue fits a known dose response.[32]
Each issue is addressed in turn.
     1. Does Zicam nasal spray reach the olfactory neuroepithelium? Obviously, if it does not reach the olfactory neuroepithelium, it cannot damage or harm that tissue.33 Dr. Jafek theorized that because he could squirt a stream of Zicam nasal spray into the air, and because he considers it a “straight shot” of about 7 centimeters from the nostril entry to the olfactory neuroepithelium, the nasal spray could reach the olfactory epithelium.34 He did acknowledge, however, that when the Zicam pump is used as directed,35 Zicam nasal gel does not (or at least

30.	Sutherland, at *31.

31.	O’Hanlon, at *10.

32.	See Benkwith, at 1323.

33.	This toxicology principle is also applied by FDA in the context of bioequivalence studies assessing whether drugs are comparably “available at the site of action.” Food, Drug, and Cosmetic Act (“FDCA”) § 505(j)(8); 21 C.F.R. § 320.1(e).

34.	It is important to note at this point that no plaintiff ever alleged and none of the plaintiffs’ experts ever theorized or argued that zinc gluconate from the Zicam nasal swab could reach the olfactory neuroepithelium under any reasonably foreseeable circumstances of use. Thus, even if the spray were capable of reaching the olfactory neuroepithelium and there causing harm – and we reiterate that it is not – there is no evidence whatsoever that the same is true of the Zicam nasal swab.

35.	Supra, p. 3.

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“probably would not”) reach the olfactory epithelium.36 He nevertheless sought to explain how Zicam spray, used in a fashion other than as directed, might navigate the nasal passage all the way to the olfactory neuroepithelium.
     That effort depended heavily on his assertion that the pathway is a “straight shot.” Many courts noted that, before becoming a witness for plaintiffs in Zicam cases, Dr. Jafek had written just the opposite — that the olfactory epithelium “is almost anatomically inaccessible,”37 i.e., not a straight shot. At least one court noted that another plaintiff’s expert, Dr. Davidson, admitted that it is not a straight shot from the nostril to the olfactory neuroepithelium.38 Courts observed that the pathway is not straight, but rather circuitous,39 and others recognized that the turbinates block passage of molecules to the olfactory epithelium.40
     The courts also dismissed the notion that the polio studies supported a conclusion that Zicam nasal spray could reach the olfactory neuroepithelium. As the polio investigators themselves had observed, but as Drs. Jafek and Davidson had ignored, getting zinc sulfate to the olfactory epithelium was very difficult. Ordinary application methods simply could not

36.	Hans, at *9 (“Zicam probably would not reach the olfactory epithelium.”); Lusch, at *9 (“Dr. Jafek conceded that Zicam will not reach the olfactory epithelial if the gel is sprayed laterally toward the nasal wall, as the Zicam directions counsel.”)

37.	Benkwith, at 1324, Hilton, at *6, Sutherland, at *19, and Wyatt, at *10 (citing B.W. Jafek, Ultrastructure of Nasal Mucosa, Laryngoscope. 1983 Dec; 93(12):1576-99).

38.	Sutherland, at *24, note 6.

39.	Hilton, at *6 (Rejecting “straight shot” thesis in light of the “somewhat circuitous nature of the nasal pathway in a live human.”)

40.	Wyatt, at *9. (“One fundamental problem with Dr. Jafek’s conclusion is that the smell tissue covers a very small area and there are structures (turbinates) between the opening of the nose and this very small area of tissue.”)

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distribute the solution to the olfactory neuroepithelium; the furthest they could get the solution was the lower part of the middle turbinate. Only when trained expert medical personnel administered the solution using an atomizer to propel the zinc sulfate solution through a needle-like catheter, and only when patients had their heads tilted backwards at a 45o angle, could the polio experimenters get the liquid zinc sulfate solution past the upper turbinate to the olfactory neuroepithelium.41 The courts recognized that the polio studies provided no scientific support for the conclusion that Zicam nasal spray can reach the olfactory neuroepithelium.42
     The courts also dismissed Dr. Jafek’s cadaver study, made for the purpose of generating demonstrative evidence for litigation, in which he removed the septum of a cadaver nose (the septum divides the left and right nasal cavities), replaced it with glass, and then placed the Zicam applicator far up in the nose, pushing it well beyond the nasal valve and past the middle turbinate. In that situation, according to Dr. Jafek, the nasal gel “routinely . . . covered the olfactory epithelium.” The courts concluded that the study was not “only a post hoc attempt to justify a prior conclusion,” but that replacing the septum with the glass and the insertion of the applicator far up in the nose made the study essentially irrelevant to living noses and the placement of the applicator in living people.43

41.	Peet et al., supra, note 16. See also Hayden, 109, supra, note 16 (“Great care was exercised in inserting the tip . . . so as not to catch it under the turbinates.”)

42.	Wyatt, at *10-11; O’Hanlon, at *7-8, note 5; Benkwith, at 1330; Sutherland, at *28-29.

43.	Sutherland, at *22-24. See also, e.g., Hilton, at *7 (Because “Jafek inserted the Zicam bottle into the cadaver’s nasal opening much further than the package insert directions suggest,” and in light of “the fact that the cadaver’s septal bulge was removed and the bisected head was covered with a sheet of glass before Jafek’s experiment was performed,” there are “serious questions as to whether the gel would perform in the same manner in a live human being.”)

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November 16, 2009

     In contrast to Davidson’s, Jafek’s, and other experts’ speculation about the anatomical distribution of gel delivered in the nasal cavity, a clinical study showed that Zicam gel does not reach past the inferior portion of the middle turbinate and therefore does not reach the olfactory epithelium.44 Experts have been criticized for failing to take account of this kind of scientific literature.45
     In sum, the Federal courts agreed that there was no scientifically valid proof that Zicam nasal gel, whether administered as directed or otherwise, reaches the olfactory neuroepithelium.46 Those decisions are dispositive of lack of causation. Simply put, without target organ exposure, there is no applied dose and there can be no toxic response.
     2. A second essential question in determining causality is whether the substance in question is actually toxic at product level doses. Drs. Jafek’s and Davidson’s affirmative answers were rebuffed as lacking scientific support.47
     Again, both experts relied heavily on the polio studies, this time for the proposition that if the zinc sulfate used in the polio studies was toxic to the olfactory epithelium, so is zinc

44.	J. Herranz Gonzalez, Topical Liquid Nasal Gel, Its Anatomical Distribution, and Transport, supra, note 18.

45.	E.g., Salden, at *10, note 1.

46.	Lusch, at *9 (there is “no reasonable scientific evidence that Zicam actually reaches the olfactory epithelium”); Rose v. Matrixx Initiatives, Inc., 2:07-CV-02404-JPM-tmp, Docket Entry No. 60, 23-27 (Dec. 9, 2008) (Report and Recommendations of Magistrate Judge) (hereinafter “Rose Opinion”) adopted by Rose, 2008 U.S. Dist. LEXIS 108270, at *2 (no scientific support for belief that Zicam is capable of reaching olfactory epithelium).

47.	Wyatt, at *13-15 (there is no sufficiently reliable scientific evidence that zinc gluconate is toxic); Lusch, at *10 (there is “no reasonable scientific evidence that Zicam is toxic to olfactory epithelium.”); Rose Opinion, 27 (“Davidson’s opinion that Zicam is toxic to the olfactory epithelium does not meet the standards of Daubert and Rule 702.”)

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gluconate, the ingredient in Zicam Cold Remedy Nasal Products. Despite their assertions that zinc is zinc, whether in zinc sulfate or zinc gluconate, the courts disagreed, finding their assumptions were superficial and unscientific. Instead, the courts recognized that zinc sulfate and zinc gluconate are “distinct compounds”48 and that their unsupported extrapolations from zinc sulfate to zinc gluconate were unwarranted and unsupported.49
     Dr. Jafek also relied on his test tube studies, performed for litigation support, supposedly showing equivalent “protein precipitating powers” of zinc sulfate and zinc gluconate in an albumin solution. That proof was rejected as unscientific and irrelevant, because such test-tube data do not necessarily correlate with biologic activity and therefore showed nothing about zinc gluconate’s toxicity.50

48.	Accord Orange Book, xiv (29th Ed., 2009) (“Different salts . . . of the same therapeutic moiety . . . are not considered therapeutically equivalent.”); 54 Fed. Reg. 28872, 28881 (July 10, 1989) (if “a proposed drug product contained a different salt . . . of the active ingredient in the listed drug, the active ingredient in the proposed drug product would not be identical to [i.e., would not be the same as] the active ingredient in the listed drug . . .”). Also, USP has separate standards for zinc gluconate and zinc sulfate. USP Compendium, 3895-96 (zinc gluconate), 3899 (zinc sulfate) (32nd Rev. 2009).

49.	Sutherland, at *27. See also Lusch, at *11 (“Dr. Jafek’s analogy between zinc sulfate and zinc gluconate is an unjustifiable extrapolation from an accepted premise to an unfounded conclusion.”); Rose Opinion, 28 (extrapolation from zinc sulfate to zinc gluconate is “not reliable”).

50.	Hans, at *15, citing E.W. Schultz, Future of Chemoprophylaxis as a Measure for the Practical Control of Polymyelitis, supra, note 16 (protein precipitating power not shown to correlate with biologic activity).

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     Moreover, a scientifically valid study in mice had failed to show any toxic effect of zinc gluconate at product level doses. The study concluded:
“A massive dose of a ZG [94 times single human dose] nasal spray did cause a transient disruption of the olfactory epithelium and compromised olfaction. More moderate volumes, (15 times and 4 single human dose) even those far in excess of a recommended dose, were largely without effect on odor detection and discrimination tasks. These outcomes fail to support the claims from recent clinical case reports that use of a ZG-containing nasal spray can produce anosmia.”51
     Dr. Davidson and Dr. Jafek both tried to bootstrap the burning, stinging sensation that Zicam can occasionally cause into proof of toxicity; both assumed without support that the burning and stinging signaled injury to the olfactory neuroepithelium. In other words, they both assumed that a burning sensation is pathognomonic for destruction of the smell tissue and smell loss.
     Three controlled clinical studies of Zicam show that the burning/stinging sensations and anosmia are separate and independent phenomena. In these studies, about 48% of the subjects who received Zicam gel experienced either a “slight tingling,” “slight tingling/burning,” or “stinging/burning.” None of them (and no other subject, either) reported anosmia. In addition, the stinging/burning/tingling occurred in subjects in the placebo arms of the three studies (Zicam gel minus the active ingredient) at about the same rate as in the Zicam arm.52

51.	B. Slotnick, Olfaction and Olfactory Epithelium in Mice Treated with Zinc Gluconate, supra, note 19, noted in Salden, at *10, note 2.

52.	Hirt, Mossad, and Hensley studies, supra, note 6.

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     3. The third fundamental toxicology principle of which Drs. Jafek and Davidson ran afoul is the need to consider the dose-response relationship, a “hallmark of basic toxicology.”53 Proving a dose response relationship requires showing what dose is needed to cause the endpoint, here, anosmia, and whether there is actually exposure to that dose. Drs. Davidson, Jafek, and others failed in some cases even to attempt a discussion of dose response.54 In other cases, they failed because of their inability to demonstrate that zinc gluconate is toxic at any dose55 or that Zicam spray actually reaches the olfactory epithelium.56 Dr. Jafek tried but failed to demonstrate that the dose of Zicam delivered by a spray is sufficiently large to permanently damage the olfactory epithelium.57 His assertion that the toxic dose is the 140 microliters of Zicam delivered to the opening of the nostril by a single pump “defies logic and enters the never-neverland of conjecture and wishful thinking.”58

53.	McClain, at 1242, quoting D.E. Eaton, Science for Judges I: Papers on Toxicology and Epidemiology, 12 J.L. & Pol’y 1, 15 (2003). See also Sutherland, at *31 (“the notion of dose-response is fundamental to scientific toxicology.”)

54.	Rose Opinion, at 31 (“Because Dr. Davidson offers no scientific evidence to demonstrate the dose-response relationship, ‘there is an unsurmountable methodology problem.’”), quoting Sutherland, at *34. See also O’Hanlon, at *10 (Dr. Davidson “failed to analyze the dose-response relationship.”); Sutherland, at *34 (Dr. Jafek “has made no attempt to show that [Zicam reaches the neuroepithelium] in a dose sufficient to cause permanent anosmia.”); Salden, *10, note 2 (“Dose-response testing of Zicam has been performed on animals, [but] Dr. Hirsch has not reviewed [these] data.”)

55.	O’Hanlon, at *9 (Dr. Jafek “fail[ed] to explain how he would calculate or determine a toxic dose,” or “how much Zicam is necessary to be toxic.”)

56.	Supra, note 47.

57.	Rose Opinion, at 18, citing Lusch, at *12.

58.	Sutherland, at *32.

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     The failure to take account of dose-response testing of Zicam in animals also undermined plaintiff’s expert Dr. Hirsch’s scientific credibility. The court noted that Dr. Hirsch had not reviewed the Slotnick data,59 showing that “applying Zicam to the olfactory epithelium in the mouse at several times the equivalent of the dose administered by human use of the product has no effect on smell tissue or function.”60
Application of the Court Decisions to FDA’s Evidence
     The 10 Federal Court decisions can be summarized this way: there is no scientifically valid evidence that Zicam nasal gel causes anosmia under ordinary conditions of use or misuse.61 Matrixx knows, as does FDA, that absence of proof is not ordinarily proof of absence. This is not the ordinary case. As far as Matrixx knows, other than the evidence which the Federal courts have already considered, there is no other evidence bearing on the Zicam Cold Remedy Nasal Products’ ability to cause anosmia. The plaintiffs and the courts have not missed some trove of evidence, or even a scintilla of evidence, that bears on the issue. Now that the plaintiffs and their counsel and experts, with an obvious interest in finding more evidence, have spent several years searching high and low for additional evidence but found none, we have reached the point where the absence of evidence does become evidence of absence. Moreover, there is considerable evidence showing that Zicam Cold Remedy Nasal Products, whether used as directed or

59.	Supra, at 19.

60.	Salden, at *10, note 2.

61.	The Federal courts did not discuss Zicam nasal swabs, nor did any of the plaintiffs or their experts. For the nasal swabs, there is no evidence, scientifically valid or otherwise, that they cause anosmia.

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otherwise, do not reach the olfactory epithelium, would not be toxic at product level doses were they to reach the olfactory neuroepithelium, and therefore would not cause anosmia (not even temporarily, much less permanently) at any dose.
     The fact that there is no scientifically valid evidence that Zicam Cold Remedy Nasal Products cause anosmia disposes of the Warning Letter’s charge of misbranding. FDA’s allegation that the labeling of the Zicam Cold Remedy Nasal Products are misleading because of a failure to disclose the risk of anosmia simply evaporates in the absence of any proof that there is any such risk.
     The decisions of the 10 Federal courts also dispose of the Warning Letter’s allegation that the Zicam Cold Remedy Nasal Products are unlawfully marketed because they do not have approved New Drug Applications. As the Warning Letter recognizes, homeopathic products that meet the conditions in FDA’s Compliance Policy Guide (“CPG”)62 may ordinarily be marketed in the United States without an NDA. FDA alleges that the Zicam Cold Remedy Nasal Products do not meet the “ordinarily” criterion – and therefore fall outside the ambit of the CPG – because “there is evidence of a safety risk.” As discussed above, there is no scientifically valid evidence of a safety risk, and there is scientifically valid evidence disproving such a risk. Once the safety issue is taken off the table, as it must be, the Zicam Cold Remedy Nasal Products go back to the

62.	53 Fed. Reg. 21728 (June 9, 1988); CPG Sec. 400.400: Conditions Under Which Homeopathic Drugs May be Marketed (CPG 7132.15) (Rev. Mar. 1995), available at, http://www.fda.gov/ICECI/ComplianceManuals/CompliancePolicyGuidanceManual/ucm074360.htm (hereinafter “CPG”).

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category where they belong: they meet the conditions of the CPG and can therefore be marketed, as so many other products ordinarily are, without an approved NDA.63
     The conditions laid down in the CPG are derived from and compelled by the FDCA itself. The FDCA both defines and explicitly includes homeopathic drugs, and provides a comprehensive framework for their regulation. Section 201(g) defines the term “drug” to include “(A) articles recognized in the official United States Pharmacopoeia, official Homeopathic Pharmacopoeia of the United States [(“HPUS”)] . . . .” That definition is reinforced by FDCA § 201(j), which makes the HPUS the official compendium for homeopathic drugs. In addition, for homeopathic drugs, the statute gives priority to the HPUS over USP for drugs listed in both.64 Accordingly, FDA “recognizes as official the drugs and standards in the Homeopathic Pharmacopeia of the United States and its supplements.”65 The “new drug” definition in FDCA § 201(p), including the “general recognition” exemption from the definition of “new drug,” comfortably accommodates the provisions specific to homeopathy. As applied to homeopathic drugs, FDCA § 201(p) means that the experts who are evaluating homeopathic drugs for purposes of determining general recognition of safety and efficacy are those who are expert in homeopathic drugs, such as those who formulate the HPUS. Thus, the inclusion of a

63.	See Bracco Diagnostics, Inc. v. Shalala, 963 F. Supp. 20, 27-28 (D.D.C. 1997) (FDA must treat similarly situated products similarly unless it provides a legitimate reason for failing to do so).

64.	E.g., FDCA §§ 501(b); 502(e)(3), (g).

65.	CPG, at 1.

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homeopathic drug in the HPUS provides the necessary evidence that a drug is generally recognized as safe and effective and therefore not a new drug.66
     The active ingredient in the Zicam Cold Remedy Nasal Products is zincum gluconium, an ingredient which has been included in the HPUS since 1997. According to the zincum gluconium monograph, the drug was the subject of a homeopathic proving, one of the acceptable bases for showing efficacy.67
Additional Observations
     Matrixx is particularly puzzled by the heavy reliance of FDA’s Dr. Lee on the polio studies during FDA’s press conference. He relied on the polio studies as proof that Zicam causes anosmia, apparently unaware that every Federal court which looked at the issue had concluded that they were not. He assumed that the active compound in the polio studies was zinc ion and that therefore zinc gluconate is as toxic as zinc sulfate, apparently unaware that valid studies show differences among and between zinc salts in general and between the toxicity of zinc sulfate and the toxicity of zinc gluconate in particular. He assumed that Zicam’s delivery system would deliver zinc gluconate to the olfactory epithelium, apparently unaware that the

66.	The CPG states that inclusion in the HPUS is not evidence that a drug is safe and effective. That is so, just as it is so that inclusion of a drug in a final monograph resulting from the OTC review is not evidence that the drug is safe and effective. Rather, inclusion of a homeopathic drug in the HPUS and inclusion of an allopathic drug in a final monograph is in each case evidence that the drug is generally recognized as safe and effective and therefore exempt from the requirement of an NDA.

67.	Zinc gluconate is also the subject of three controlled studies demonstrating efficacy, supra, note 6, another acceptable basis for showing efficacy of a homeopathic drug. Even absent the inclusion of zinc gluconate in the HPUS, the three studies, two of which have been published in peer reviewed journals, support general recognition of safety and efficacy.

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delivery systems were quite different, that the polio investigators could only get zinc sulfate to the olfactory epithelium by having specially trained physicians use special instrumentation and special application methods, a mode of delivery not even remotely similar to the directions for use for the Zicam gel, much less the Zicam swabs.
     Dr. Lee also conspicuously misused the MedWatch reports to make comparisons of anosmia rates between the Zicam Cold Remedy Nasal Products and other products to treat colds. For example, at the agency’s press conference, Dr. Lee said that FDA “had not seen concerning numbers of the anosmia reports with other products that are used for the common cold.” Yet FDA says “comparisons between drugs cannot be made from [MedWatch] data.”68
     Dr. Lee also spoke as if avoiding a cold remedy that he believed causes anosmia would reduce the overall risks to consumers choosing OTC cold remedies. Considering that other OTC cold products are labelled for the risks of, e.g., GI bleeding (ibuprofen) and Reyes syndrome in children and teenagers (aspirin), his advice may have increased, not decreased, the number and severity of the risks to which consumers are exposed.69
     Finally, despite broad hints in the FDA materials and at the press conference, this was not an urgent problem that FDA first learned about through clever detective work at its May 2009 inspection of Matrixx and had to act on promptly. To the contrary, FDA has known about this

68.	CAVEATS, supra, note 26.

69.	From a public health standpoint, FDA might also have considered the fact that consumers whose duration and severity of symptoms are reduced by Zicam Cold Remedy Nasal Products will be less likely to request or demand antibiotics.

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issue for at least 5 years. It has been sending MedWatch reports of anosmia to Matrixx over that time period, and it conducted a thorough inspection in 2005 of complaints about Zicam Cold Remedy Nasal Products, with a focus on anosmia.70
     Nor are the complaints increasing, at least not as judged by the rates of MedWatch reports to FDA and of complaints to Matrixx. As FDA learned during its 2005 inspection, complaints spiked when Dr. Jafek appeared on Good Morning America and the popular media picked up the story.71 When FDA inspected again in May 2009, it was shown data demonstrating that the rate subsided in 2005, spiked again in 2007 when Consumer Reports ran an article on the subject, then declined again. From January 1 to May 31, 2009, there were just 90 anosmia complaints about Zicam Cold Remedy Nasal Products. (Not surprisingly, Matrixx

70.	FDA focused its 2005 inspection of Matrixx on anosmia complaints. The inspector found copies of MedWatch reports concerning anosmia for the Zicam gel that FDA had sent to Matrixx, and at his request, Matrixx printed for him all complaints of any type for zinc-containing products for April 2005. FDA Establishment Inspection Report (“EIR”) for Matrixx Initiatives, Inc., 10 (2005). available at http://www.fda.gov/downloads/AboutFDA/CentersOffices/ORA/ORAElectronicReadingRoom/UCM170136.pdf as attachment to FDA Form 483 (last accessed July 19, 2009).

71.	FDA has long recognized that spontaneously reported information such as consumer complaints is subject to bias because of “increased reporting with news coverage.” NIH/FDA MedWatch Continuing Education Article, Post-marketing Surveillance for Adverse Events after Vaccination: the National Vaccine Adverse Event Reporting System (“VAERS”), 3 (November 1998). See also T.R. Cote A.K. Mohan, J.A. Polder, M.K. Walton, and M.M. Braun, Botulinum toxin type A injections, Adverse events reported to the US Food and Drug Administration in therapeutic and cosmetic cases, J Am Acad Dermatol. 2005 Sep;53(3):407-15 (publicity may influence reporting of adverse events).

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received approximately 400 complaints about Zicam Cold Remedy Nasal Products in the period June 16-July 7, 2009.)72
Conclusion
     FDA’s failure to recognize that there is no scientifically valid basis for its allegations that Zicam Cold Remedy Nasal Products cause anosmia has inflicted great harm on Matrixx, its consumers, and its shareholders.73 It has also damaged FDA’s own scientific credibility. It may be that neither harm can be fully redressed, but FDA owes it to Matrixx and to itself to try.

72.	A bar chart showing smell impairment complaints per 100,000 boxes of pump and swab for each year from 1999-2008 and January 1-May 31, 2009 is attached as page 1 of Exhibit 1. Page 2 of Exhibit 1 presents the information in a different format, showing numbers of complaints and rates of complaints in percentages.

73.	Had FDA issued an early warning communication shortly after learning of the anosmia issue for the first time in 2004, then investigated the issue thoroughly while the products remained on the market, severe damage to Matrixx could have been avoided. Instead, FDA waited for many years, then acted precipitously and on the basis of erroneous assumptions.

Deborah M. Autor, Esq.
November 16, 2009

     Matrixx requests that FDA withdraw its Warning Letter and related materials, close this matter without further action of any kind against Matrixx or the Zicam Cold Remedy Nasal Products, and publicly acknowledge that it has done so.

Sincerely,

Of Counsel:		Nancy L. Buc
Carmen M. Shepard
Samuel C. Cowley		Counsel to Matrixx Initiatives, Inc.
Executive Vice President
& General Counsel
Matrixx Initiatives, Inc.

cc:	Michael M. Landa, Esq.
Acting Chief Counsel

Michael M. Levy, Jr., Esq.
Elizabeth P. Miller, Pharm.D.
Elisabeth J. Walther, Pharm.D., J.D.
Office of Compliance, CDER

EXHIBIT 1, Page 1
Note: These are not percentages. See page 2 for percentages.

EXHIBIT 1, Page 2
Zicam Nasal Cold Remedy
Smell Impairment Complaint Summary

Cold Remedy Swabs Year	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	May-09	Total
Swab complaints	0	0	0	1	6	27	12	19	34	34	29	162
Used both products	0	0	0	1	2	4	4	1	2	7	1	22
Subtotal	0	0	0	2	8	31	16	20	36	41	30	184
Unknown — allocated	0	0	0	0	2	4	2	5	5	2	1	21
Total Complaints	0	0	0	2	10	35	18	25	41	43	31	205

Consumption- 20 count boxes	0	0	0	212,603	1,303,384	1.533,686	2,013,963	2,291,091	2,671,057	3,859,613	2,218,649	16,104,046

Complaints per unit consumed				0.0000094	0.0000077	0.0000228	0.0000089	0.0000109	0.0000153	0.0000111	0.0000140	0.0000127
Complaints per unit consumed — %				0.00094%	0.00077%	0.00228%	0.00089%	0.00109%	0.00153%	0.00111%	0.00140%	0.00127%
Complaint rate per 100,000 units consumed				0.9	0.8	2.3	0.9	1.1	1.5	1.1	1.4	1.3

Cold Remedy Nasal Gel (pump)
Pump complaints	8	48	43	42	71	264	163	117	235	136	58	1,185
Used both products	0	0	0	1	2	4	4	1	2	7	1	22
Subtotal	8	48	43	43	73	268	167	118	237	143	59	1,207
Unknown — allocated	1	3	2	2	22	38	21	29	32	6	1	157
Total Complaints	9	51	45	45	95	306	188	147	269	149	60	1364

Consumption — pump box	569,960	1,491,794	2,083,523	2,252,414	2,850,309	2,528,297	2,881,671	2,859,032	2,348,835	2,444,162	978,231	23,288,228

Complaints per unit consumed	0.0000158	0.0000342	0.0000216	0.0000200	0.0000333	0.0001210	0.0000652	0.0000514	0.0001145	0.0000610	0.0000613	0.0000586
Complaints per unit consumed — %	0.00158%	0.00342%	0.00216%	0.00200%	0.00333%	0.01210%	0.00652%	0.00514%	0.01145%	0.00610%	0.00613%	0.00586%
Complaint rate per 100,000 units consumed	1.6	3.4	2.2	2.0	3.3	12.1	6.5	5.1	11.5	6.1	6.1	5.9
Complaints about nasal cold remedy products that did not specify pump or swab were allocated to pump or swab in proportion to number of complaints that specified pump or swab